UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Nov. 5, 2018

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Mankato Acquisition
On Nov. 5, 2018, NSP-Minnesota, a Minnesota corporation, and wholly owned subsidiary of Xcel Energy Inc., reached an agreement with Southern Power Company to purchase Mankato Energy Center, LLC (Mankato 1) and Mankato Energy Center II, LLC (Mankato 2) for cash consideration of approximately $650 million (debt-free, cash-free basis). The asset acquisition, subject to regulatory approvals (Minnesota Public Utilities Commission, North Dakota Public Service Commission, Federal Energy Regulatory Commission and the Department of Justice), including cost recovery, is anticipated to close in mid-2019.

Mankato 1 is a combined cycle natural gas power plant that began operations in 2006 and currently provides energy and 375 megawatts (MW) of capacity to NSP-Minnesota through a purchase power agreement (PPA) which is set to expire in 2026. Mankato 2 is currently under construction as an expansion to the Mankato 1 facility with operations expected to commence in June 2019. NSP-Minnesota has previously contracted to purchase the energy and 345 MW of capacity of this facility through a 20-year PPA (beginning June 2019). When construction of the expansion is complete, the facility will have approximately 760 MW of nameplate capacity which exceeds the combined capacity under each of the respective PPAs due to improved output related to the expansion, and is expected to operate as a single high-efficiency natural gas-fired combined cycle power plant.

The acquisition is projected to benefit customers over the life of the plant as compared to purchasing the output through the PPAs.

Capital Expenditure and Financing Plan
As previously disclosed, Xcel Energy's base capital expenditure plan is projected to be $19.325 billion for 2019-2023 and excludes the aforementioned acquisition. The five-year capital investment plan would increase by approximately $650 million to $19.975 billion, provided the purchase is approved. The incremental capital is expected to be funded with incremental cash from operations and debt issuance without additional equity above that which has previously been communicated. The timing of equity issuance may be earlier than originally indicated. Financing plans are subject to change, depending on capital expenditures, internal cash generation, market conditions, and other factors.

Xcel Energy anticipates the acquisition will be modestly accretive in 2019, assuming timely regulatory recovery and normal access to capital markets at reasonable terms.

Earnings Guidance
Xcel Energy affirms its 2018 earnings per share (EPS) guidance range of $2.45 to $2.49 and 2019 EPS guidance of $2.55 to $2.65.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected impact of NSP-Minnesota’s asset acquisition, our 2018 and 2019 earnings per share guidance and assumptions, and other statements identified by words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and NSP-Minnesota’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, and subsequent securities filings, that could cause actual results to differ materially include: changes in environmental laws and regulations; unusual weather and climate change, including compliance with any accompanying legislative and regulatory changes; ability of subsidiaries to recover costs from customers; actions of credit rating agencies; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; operational safety, including our nuclear generation facilities; successful long-term operational planning; commodity risks associated with energy markets and production; costs of potential regulatory penalties; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; fuel costs; and employee work force factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nov. 6, 2018	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer